Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Contact: School Specialty, Inc. Elizabeth Higashi, CFA (920) 243-5392 IR@schoolspecialty.com

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	Media Contacts: Kekst and Company Kimberly Kriger/Nathan Riggs (212) 521-4800

SCHOOL SPECIALTY RECEIVES NASDAQ STOCK MARKET

DELISTING NOTIFICATION

GREENVILLE, Wis., January 30, 2013 --- School Specialty, Inc. (NASDAQ: SCHS) (“the Company”) today announced that it has received written notification from the staff of The Nasdaq Stock Market (“ Nasdaq ”), notifying the Company that its common stock traded under the symbol SCHS will be suspended from trading on the Nasdaq , and that the Nasdaq staff will apply to the Securities and Exchange Commission to commence delisting procedures for these securities.

The suspension will begin prior to the opening of the market on February 6, 2013.   The Nasdaq staff advised School Specialty that it is taking these steps because of the Company’s January 28, 2013 voluntary Chapter 11 filing, the residual equity interest of the existing listed securities holders, and because the average closing price of the Company’s common stock will likely fall below Nasdaq ’s continued listing minimum share price standard of $1 over a consecutive 30-trading day period.

Due to the company’s Chapter 11 filing and related sale process, School Specialty does not oppose the suspension and delisting of its securities.

Price quotations for the Company’s common stock may become available under new symbols on the OTC Bulletin Board (OTCBB) and Pink Sheets Electronic Quotation Service in the future. Information about these services is available at www.otcbb.com and www.pinksheets.com.

School Specialty cannot predict what the ultimate value of any of its securities may be and it is uncertain whether shareholders will receive any distribution from proceeds of a sale and whether these securities will have any value following the Chapter 11 case.  As a result, School Specialty urges investors to exercise appropriate caution with respect to any existing or future investments in School Specialty’s securities.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

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Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future the availability of future price quotations and future expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2012, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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